Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2023 relating to the financial statements of ProPetro Holding Corp. appearing in the Annual Report on Form 10-K of ProPetro Holding Corp. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Houston, Texas

December 16, 2025